Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 2, 2016

HURCO REPORTS FISCAL 2016 THIRD QUARTER RESULTS

INDIANAPOLIS, INDIANA – September 2, 2016, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the third fiscal quarter and nine months ended July 31, 2016. Hurco recorded net income of $2,720,000, or $0.40 per diluted share, for the third quarter of fiscal 2016 compared to net income of $3,683,000, or $0.55 per diluted share, for the corresponding period in fiscal 2015. For the nine months of fiscal 2016, Hurco reported net income of $10,289,000, or $1.54 per diluted share, compared to $11,410,000, or $1.72 per diluted share, for the corresponding period in fiscal 2015.

Sales and service fees for the third quarter of fiscal 2016 were $52,403,000, which were relatively unchanged compared to $52,535,000 in the corresponding prior year period and included a negative currency impact of $1,127,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal 2016 were $160,935,000, an increase of $7,245,000, or 5%, compared to the corresponding prior year period and included a negative currency impact of $5,133,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months of fiscal 2016 and 2015 (in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
North America	$13,224	$16,238	$(3,014)	-19%	$47,098	$44,824	$2,274	5%
Europe	31,211	31,486	(275)	-1%	92,221	95,399	(3,178)	-3%
Asia Pacific	7,968	4,811	3,157	66%	21,616	13,467	8,149	61%
Total	$52,403	$52,535	$(132)	0%	$160,935	$153,690	$7,245	5%

North American sales for the third quarter of fiscal 2016 decreased by 19% compared to the corresponding period in fiscal 2015, reflecting pricing pressure, overall reduced consumption levels of machine tools in this region, and some softening of sales leading up to the International Manufacturing Technology Show, which is held in September of even-numbered years. North American sales for the nine months of fiscal 2016 increased by 5% compared to the corresponding period in fiscal 2015, reflecting the impact of nine months of Milltronics sales in fiscal 2016 compared to only approximately two weeks of sales activity from the acquisition date of the Milltronics product line in July 2015. North American sales for the third quarter and nine months of fiscal 2016 included $2,674,000 and $11,829,000 of sales from the Milltronics product line, compared to $930,000 in each of those periods in fiscal 2015.

European sales for the third quarter of fiscal 2016 decreased by 1% compared to the corresponding period in fiscal 2015 and included a negative currency impact of 3% when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the nine months of fiscal 2016 decreased by 3% compared to the corresponding period in fiscal 2015 and included a negative currency impact of 4% when translating foreign sales to U.S. dollars for financial reporting purposes. The slight year-over-year growth in European sales, excluding the effect of the negative currency impact, was driven by increased shipments of higher-performance machines in Germany and France.

Asian Pacific sales for the third quarter and nine months of fiscal 2016 increased by 66% and 61%, respectively, compared to the corresponding periods in fiscal 2015, primarily due to increased sales from the Takumi product line. Asian Pacific sales for the third quarter and nine months of fiscal 2016 included $3,819,000 and $10,156,000 of sales from the Takumi product line, compared to $73,000 in each of those periods in fiscal 2015. The year-over-year increases in Takumi sales in the third quarter and nine months of fiscal 2016 compared to fiscal 2015 were attributable to three and nine months, respectively, of sales included in fiscal 2016 compared to only four days of sales activity from the acquisition date of the Takumi product line in July 2015.

Orders for the third quarter of fiscal 2016 were $47,570,000, a decrease of $15,205,000, or 24%, from the corresponding prior year period and included a negative currency impact of $1,330,000, or 2%, when translating foreign orders to U.S. dollars for financial reporting purposes. Orders for the nine months of fiscal 2016 were $152,080,000, a decrease of $8,805,000, or 5%, compared to the corresponding prior year period and included a negative currency impact of $4,881,000, or 3%, when translating foreign orders to U.S. dollars for financial reporting purposes.

The following table sets forth new orders booked by geographic region for the third quarter and nine months of fiscal 2016 and 2015 (in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
North America	$13,449	$20,823	$(7,374)	-35%	$42,418	$50,454	$(8,036)	-16%
Europe	27,696	29,555	(1,859)	-6%	89,604	89,200	404	0%
Asia Pacific	6,425	12,397	(5,972)	-48%	20,058	21,231	(1,173)	-6%
Total	$47,570	$62,775	$(15,205)	-24%	$152,080	$160,885	$(8,805)	-5%

North American orders for the third quarter and nine months of fiscal 2016 decreased by 35% and 16%, respectively, compared to the same periods in the prior year, reflecting a softer market and the impact of pricing pressures in this region. North American orders for the third quarter and nine months of fiscal 2016 included $2,323,000 and $9,354,000 of orders from the Milltronics product line, compared to $5,764,000 in each of those periods in fiscal 2015, of which approximately $3,947,000 of orders were existing backlog orders acquired with the Milltronics product line in July 2015.

European orders for the third quarter of fiscal 2016 decreased by 6% compared to the corresponding prior year period, reflecting a negative currency impact of 3% and a reduction in orders of 3%. The year-over-year reduction in European orders was due to decreased demand for our higher-performance machines in Germany. European orders for the nine months of fiscal 2016 were relatively unchanged compared to the corresponding period in fiscal 2015, reflecting orders growth of 5%, offset by a negative currency impact of 5% when translating foreign orders to U.S. dollars for financial reporting purposes. The year-over-year increase in European orders, excluding the negative currency impact, in the nine months of fiscal 2016 was due to increased customer demand for our higher-performance machines in England and France and increased customer demand for electro-mechanical components and accessories manufactured by our Italian-based wholly-owned subsidiary, LCM Precision Technologies.

Asian Pacific orders for the third quarter and nine months of fiscal 2016 decreased by 48% and 6%, respectively, compared to the same periods in the prior year, reflecting a reduction in customer demand in Southeast Asia and negative currency impacts of 5% and 4%, respectively, when translating foreign orders to U.S. dollars for financial reporting purposes. Asian Pacific orders for the third quarter and nine months of fiscal 2016 included $2,686,000 and $9,613,000 of orders from the Takumi product line, compared to $8,572,000 in each of those periods in fiscal 2015, all of which were existing backlog orders acquired with the Takumi product line in July 2015.

Gross profit for the third quarter of fiscal 2016 was $16,135,000, or 31% of sales, compared to $16,630,000, or 32% of sales, for the corresponding prior year period. For the nine months of fiscal 2016, gross profit was $50,443,000, or 31% of sales, compared to $49,736,000, or 32% of sales, for the corresponding prior year period. The year-over-year decreases in gross profit as a percentage of sales reflect the reduction in volume of the higher-performance machines sales, pricing pressures and the negative impact of foreign currency translation to the U.S. dollar.

Selling, general and administrative expenses for the third quarter of fiscal 2016 were $12,042,000, or 23% of sales, compared to $11,351,000, or 22% of sales, in the corresponding prior year period. For the nine months of fiscal 2016, selling, general and administrative expenses were $35,946,000, or 22% of sales, compared to $32,655,000, or 21% of sales, in the corresponding period in fiscal 2015. The year-over-year increases in selling, general and administrative expenses were primarily due to incremental operating expenses associated with the acquisitions of the Milltronics and Takumi product lines since July 2015.

The effective tax rates for the third quarter and nine months of fiscal 2016 were 29% and 28%, respectively, compared to 30% and 32% in the corresponding prior year periods. The decreases in the effective tax rates year-over-year were due to changes in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $42,201,000 at July 31, 2016, compared to $55,237,000 at October 31, 2015. Working capital, excluding cash and cash equivalents, was $115,956,000 at July 31, 2016 compared to $95,789,000 at October 31, 2015. The increase in working capital, excluding cash and cash equivalents, was primarily due to increased inventories as a result of reduction in orders.

Michael Doar, Chief Executive Officer, stated, “The integration plan for Takumi and Milltronics has been efficiently executed in the last twelve months. We are well positioned commercially and financially to realize a meaningful return on these acquisitions over the next few years. We feel these two product lines have created some diversity and expansion to meet the needs of customers in both job shop and high production manufacturing environments. The results for the quarter were good considering the market softness we have experienced in North America, especially since we know from historical data that it is typical for customers to delay purchases prior to the International Manufacturing Technology Show (IMTS). Our global presence in Europe and Asia continues to provide strong contribution to our overall business, despite the negative impact of foreign currency translation. At IMTS, we will exhibit the largest number of new machines in our 48 year history for the expected 100,000 attendees as we showcase the unique benefits of each of our three brands to illustrate our commitment to help customers increase profitability in today’s competitive manufacturing environment.”

Hurco Companies, Inc. is an international, industrial technology, company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland

Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Sales and service fees	$52,403	$52,535	$160,935	$153,690

Cost of sales and service	36,268	35,905	110,492	103,954
Gross profit	16,135	16,630	50,443	49,736

Selling, general and administrative expenses	12,042	11,351	35,946	32,655
Operating income	4,093	5,279	14,497	17,081

Interest expense	23	48	72	174

Interest income	12	32	34	75

Investment income (expense)	4	4	110	75

Other (income) expense, net	246	11	226	159

Income before taxes	3,840	5,256	14,343	16,898

Provision for income taxes	1,120	1,573	4,054	5,488

Net income	$2,720	$3,683	$10,289	$11,410

Income per common share

Basic	$0.41	$0.56	$1.56	$1.73
Diluted	$0.40	$0.55	$1.54	$1.72

Weighted average common shares outstanding
Basic	6,573	6,552	6,567	6,540
Diluted	6,645	6,594	6,639	6,584

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2016	2015	2016	2015
	(unaudited)		(unaudited)
Gross margin	31%	32%	31%	32%

SG&A expense as a percentage of sales	23%	22%	22%	21%

Operating income as a percentage of sales	8%	10%	9%	11%

Pre-tax income as a percentage of sales	7%	10%	9%	11%

Effective tax rate	29%	30%	28%	32%

Depreciation and amortization	962	809	2,896	2,256

Capital expenditures	983	859	3,250	2,474

Balance Sheet Data:	7/31/2016	10/31/2015
	(unaudited)
Working capital (excluding cash)	$115,955	$95,789

Days sales outstanding (unaudited)	52	42

Inventory turns (unaudited)	1.3	1.6

Capitalization
Total debt	$1,503	$1,583
Shareholders' equity	182,919	174,568
Total	$184,422	$176,151

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	July 31,	October 31,
	2016	2015
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$42,201	$55,237
Accounts receivable, net	37,099	41,766
Inventories, net	126,170	106,308
Derivative assets	2,019	1,228
Prepaid expenses	10,032	9,769
Other	1,793	1,804
Total current assets	219,314	216,112
Property and equipment:
Land	841	841
Building	7,352	7,314
Machinery and equipment	23,722	24,026
Leasehold improvements	3,419	3,323
	35,334	35,504
Less accumulated depreciation and amortization	(22,707)	(22,362)
Total property and equipment	12,627	13,142
Non-current assets:
Software development costs, less accumulated amortization	4,659	3,905
Goodwill	2,351	2,319
Intangible assets, net	1,192	1,289
Deferred income taxes	5,122	4,721
Investments and other assets, net	6,556	7,089
Total non-current assets	19,880	19,323
Total assets	$251,821	$248,577

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,873	$43,458
Derivative liabilities	776	1,071
Accrued expenses	16,006	18,974
Short-term debt	1,503	1,583
Total current liabilities	61,158	65,086
Non-current liabilities:
Deferred income taxes	3,556	3,998
Accrued tax liability	977	953
Deferred credits and other obligations	3,211	3,972
Total non-current liabilities	7,744	8,923
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,720,453 and 6,650,517 shares issued; and 6,573,103 and 6,551,718 shares outstanding,
as of July 31, 2016 and October 31, 2015, respectively	657	655
Additional paid-in capital	58,720	57,539
Retained earnings	134,337	125,760
Accumulated other comprehensive loss	(10,795)	(9,386)
Total shareholders' equity	182,919	174,568
Total liabilities and shareholders' equity	$251,821	$248,577